Exhibit 99.2

CONSENT OF GREENHILL & CO., LLC

We hereby consent to (i) the use of our opinion letter, dated June 7, 2007, to the Board of Directors of Visa U.S.A. Inc., included as Annex F to the Proxy Statement/Prospectus which forms a part of Amendment No. 2 to the Registration Statement on Form S-4 filed by Visa Inc. with the Securities and Exchange Commission (the “Registration Statement”) relating to the proposed restructuring transactions, (ii) the references to such opinion in such Proxy Statement-Prospectus and (iii) the use of our name in the Registration Statement relating to the proposed restructuring transactions. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the aforementioned Registration Statement on Form S-4. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement on Form S-4 within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Dated: July 30, 2007

GREENHILL & CO., LLC

By:	/s/ Jodi Ganz
Name:	Jodi Ganz
Title:	Vice President and Assistant General Counsel